                      DESKTOP DATA, INC. AND SUBSIDIARIES     EXHIBIT 11.1
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)


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                                                               THREE MONTHS ENDED   NINE MONTHS ENDED
                                                                  SEPTEMBER 30,       SEPTEMBER 30,
                                                                 1996       1995      1996      1995
                                                               ---------  --------  --------  --------

Net income                                                       $1,202    $  564     $3,065   $1,167
Accretion of dividends on Series B redeemable
  preferred stock                                                     -       (34)         -     (101)
                                                                 ------    ------     ------  -------
Net income available for common
  stockholders                                                   $1,202    $  530     $3,065   $1,066
                                                                 ======    ======     ======  =======

Weighted average common shares outstanding,                       8,592     5,904      8,561    3,742
  assuming conversion of Series A, Series C, and
  Series D preferred stock as of the beginning of
  the period                                                          -     1,714          -    3,128
Weighted average shares to be issued sufficient
  to generate proceeds for the payment of
  dividends on the Series A preferred stock
  payable upon the Initial Public Offering                            -        84          -      154
Common stock equivalents outstanding, pursuant
  to the treasury stock method (1)                                  203       233        250      195
                                                                 ------    ------     ------  -------

Weighted average number of common and
 common equivalent shares outstanding
 in 1996; Pro forma weighted average number
 of common and common equivalent shares
 outstanding in 1995                                              8,795     7,935      8,811    7,219
                                                                 ------    ------     ------  -------

Net income per common and common
 equivalent share in 1996; Pro forma net
 income per common and common equivalent
 share in 1995                                                    $0.14     $0.07      $0.35    $0.15
                                                                 ======    ======     ======  =======
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(1)  For 1995, includes common stock options issued after July 1, 1994, pursuant
to the treasury stock   method, in accordance with Securities and Exchange
Commission Rules.